Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Amendment No. 6 to the Offering Statement on Form 1-A (File No. 024-11699) of our audit report dated March 6, 2024, with respect to the balance sheets of USA Opportunity Income One, Inc. as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for each of the years in the two-year period ended December 31, 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Post-Qualification Amendment #6 to the Offering Statement.

Spokane, Washington

May 21, 2024